gary b. wolff, p.c.                                   805 Third Avenue
Counselor At Law                                      Twenty First Floor
                                                      New York, New York 10022
                                                      Telephone:  212-644-6446
                                                      Facsimile:  212-644-6498

                                Exhibits 5 and 23


January 15, 2003


                         CONSENT AND OPINION OF COUNSEL


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549-1004

Gentlemen:

I am securities counsel to DSE Fishman, Inc., a Nevada corporation (the "Company"). I have, in such capacity, examined and am familiar with the Articles of Organization, as amended to date, and the By-laws of the Company, and have examined the records of corporate proceedings. I have also examined and am familiar with such other documents as I have considered necessary for rendering my opinion hereinafter set forth.

Based upon the foregoing, I am of the opinion that the shares of Common Stock, $.001 par value, of the Company reserved for issuance under the DSE Fishman, Inc. 2002 Non-Statutory Stock Option Plan dated October 24, 2002, will, when issued in accordance with the terms of such plan, be legally issued, fully paid and non-assessable.

In addition, I hereby consent to the use of our name in the above opinion filed with the Registration Statement on Form S-8.

Very truly yours,

/s/ Gary B. Wolff

Gary B. Wolff

GBW:hk